Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Quest Energy GP, LLC.
We have audited the accompanying consolidated balance sheet of QUEST ENERGY GP, LLC, as of December 31, 2007. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Quest Energy GP, LLC as of December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.
/s/ Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
July 22, 2008

QUEST ENERGY GP, LLC
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007
($ in thousands)

ASSETS
Current assets:
Cash	$10,171
Restricted cash	1,205
Accounts receivable, trade	297
Due from affiliated companies	12,788
Other current assets	2,923
Inventory	4,956
Short-term derivative asset	6,729

Total current assets	39,069
Property and equipment, net of accumulated depreciation of $6,183	17,063
Oil and gas properties:
Properties being amortized	406,661
Properties not being amortized	19,328

425,989
Less: Accumulated depreciation, depletion, amortization and impairment	(127,968)

Net property, plant and equipment	298,021
Other assets, net	3,526
Long-term derivative asset	1,568

Total assets	$359,247

LIABILITIES AND MEMBER EQUITY

Current liabilities:
Accounts payable	$15,195
Revenue payable	—
Accrued expenses	5,056
Current portion of notes payable	666
Short-term derivative liability	8,241

Total current liabilities	29,158
Non-current liabilities:
Long-term derivative liability	5,586
Asset retirement obligation	1,700
Notes payable	94,708
Less current maturities	(666)

Non-current liabilities	101,328

Total liabilities	130,486

Minority interest	227,198
Commitments and contingencies	—
Member equity:
Member equity	3,048
Accumulated other comprehensive income (loss)	(1,485)

Total member equity	1,563

Total liabilities and member equity	$359,247

The accompanying notes are an integral part of this consolidated balance sheet.

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
1. Formation of the Partnership and Description of Business
     Quest Energy GP, LLC (the “General Partner”, the “Company” or “Quest Energy GP”) is a single member Delaware limited liability company, formed on July 12, 2007 to become the general partner of Quest Energy Partners, L.P. (the “Partnership”). The General Partner is a direct wholly-owned subsidiary of Quest Resource Corporation (“QRC”). The General Partner owns a 2% general partner interest and all of the Incentive Distribution Rights in the Partnership.
     On July 18, 2007, QRC contributed $1,000 to the General Partner in exchange for a 100% ownership interest.
     The General Partner has invested $20 in the Partnership, a general partner.
     QRC, as limited partner, contributed $980 to the Partnership on July 18, 2007. An additional $1,520,620 was invested in the Partnership by the GP and QRC as part of the Partnership’s initial public offering in November  2007.
     The Company does not conduct any operations other than serving as the general partner of the Partnership and does not have any assets other than its investment in the Partnership.
2. Summary of Significant Accounting Policies
Basis of Presentation
     The consolidated balance sheet includes the financial position of the General Partner and the Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation. As the General Partner only has a 2% interest in the Partnership (plus all of the Incentive Distribution Rights), the remaining 98% not owned is shown as “Minority interests” in the consolidated balance sheet. In the notes to consolidated balance sheet, all dollar and share amounts in tabulations are in thousands of dollars and shares, respectively, unless otherwise indicated.
Consolidation Policy
     Investee companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities or those in which the Company has effective control over are generally accounted for under the consolidation method of accounting. Under this method, an investee company’s balance sheet is reflected within the Company’s consolidated balance sheet. All significant intercompany accounts and transactions have been eliminated. Minority interests in the net assets of a consolidated investee are reflected in the caption “Minority interest” in the consolidated balance sheet. Upon dilution of control below 50%, the accounting method is adjusted to the equity or cost method of accounting, as appropriate, for subsequent periods.
     Financial reporting by the Company’s subsidiaries is consolidated into one set of financial statements for the Company.
Use of Estimates

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
     The preparation of the balance sheet in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet and accompanying notes. Actual results could differ from those estimates.
     Estimates made in preparing the consolidated balance sheet include, among other things, estimates of the proved gas and oil reserve volumes used in calculating depletion, depreciation and amortization expense; the estimated future cash flows and fair value of properties used in determining the need for any impairment write-down; and the timing and amount of future abandonment costs used in calculating asset retirement obligations. Future changes in the assumptions used could have a significant impact on reported results in future periods.
Basis of Accounting
     The Company’s financial statements are prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred.
Cash Equivalents
     For purposes of the consolidated balance sheet, the Company considers investments in all highly liquid instruments with original maturities of three months or less at date of purchase to be cash equivalents.
Uninsured Cash Balances
     The Partnership maintains its cash balances at several financial institutions. Accounts at the institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. The Partnership’s cash balances typically are in excess of this amount.
Restricted Cash
     Restricted cash represents cash pledged to support reimbursement obligations under outstanding letters of credit.
Accounts Receivable
     The Partnership conducts all of its operations in the States of Kansas and Oklahoma and operates exclusively in the natural gas and oil industry. The Partnership’s joint interest and natural gas and oil sales receivables are generally unsecured; however, the Partnership has not experienced any significant losses to date. Receivables are recorded at the estimate of amounts due based upon the terms of the related agreements.
     Management periodically assesses the Partnership’s accounts receivable and establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made.
Inventory
     Inventory, which is included in current assets, includes tubular goods and other lease and well equipment which we plan to utilize in our ongoing exploration and development activities and is carried at the lower of cost or market using the specific identification method.

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
Concentration of Credit Risk
     A significant portion of the Partnership’s liquidity is concentrated in cash and derivative contracts that enable the Partnership to hedge a portion of its exposure to price volatility from producing natural gas and oil. These arrangements expose the Partnership to credit risk from its counterparties. The Partnership’s accounts receivable are primarily from purchasers of natural gas and oil products. Natural gas sales to two purchasers (ONEOK Energy Marketing and Trading Company and Tenaska Marketing Ventures) accounted for 79% and 21%, respectively, of total natural gas revenues for the year ended December 31, 2007. The industry concentration has the potential to impact the Partnership’s overall exposure to credit risk, either positively or negatively, in that the Partnership’s customers may be similarly affected by changes in economic, industry or other conditions.
Natural Gas and Oil Properties
     The Partnership follows the full cost method of accounting for natural gas and oil properties, prescribed by the Securities and Exchange Commission (“SEC”). Under the full cost method, all acquisition, exploration, and development costs are capitalized. The Partnership capitalizes internal costs including: salaries and related fringe benefits of employees directly engaged in the acquisition, exploration and development of natural gas and oil properties, as well as other directly identifiable general and administrative costs associated with such activities.
     All capitalized costs of natural gas and oil properties, including estimated future costs to develop proved reserves, are amortized on the units-of-production method using estimates of proved reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated. The Partnership reviews all of its unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties and otherwise if impairment has occurred. Unevaluated properties are assessed individually when individual costs are significant.
     The Partnership reviews the carrying value of its oil and natural gas properties under the full-cost accounting rules of the Securities and Exchange Commission on a quarterly basis. This quarterly review is referred to as a ceiling test. Under the ceiling test, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues (adjusted for cash flow hedges) less estimated future expenditures to be incurred in developing and producing the proved reserves, plus the cost of properties not being amortized, less any related income tax effects. In calculating future net revenues, current prices and costs used are those as of the end of the appropriate quarterly period. Such prices are utilized except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts, including the effects of derivatives qualifying as cash flow hedges. Two primary factors impacting this test are reserve levels and current prices, and their associated impact on the present value of estimated future net revenues. Revisions to estimates of natural gas and oil reserves and/or an increase or decrease in prices can have a material impact on the present value of estimated future net revenues. Any excess of the net book value, less deferred income taxes, is generally written off as an expense. Under SEC regulations, the excess above the ceiling is not expensed (or is reduced) if, subsequent to the end of the period, but prior to the release of the financial statements, oil and natural gas prices increase sufficiently such that an excess above the ceiling would have been eliminated (or reduced) if the increased prices were used in the calculations.
     Based on the low natural gas prices on December 31, 2007, the Partnership would have incurred a non-cash impairment loss of approximately $14.9 million at December 31, 2007. However, under the SEC’s accounting guidance in Staff Accounting Bulletin Topic 12(D)(e), if natural gas prices increase sufficiently between the end of a period and the completion of the financial statements for that period to

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
eliminate the need for an impairment charge, an issuer is not required to recognize the non-cash impairment loss in its financial statements for that period. As of March 1, 2008, natural gas prices had improved sufficiently to eliminate the need for an impairment loss at December 31, 2007 and as a result, no impairment loss is reflected in the Partnership’s financial statements for the year ended December 31, 2007.
     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between the capitalized costs and proved reserves of natural gas and oil, in which case the gain or loss is recognized in income.
Other Property and Equipment
     Other property and equipment is reviewed on an annual basis for impairment and as of December 31, 2007, the Partnership had not identified any such impairment. Repairs and maintenance are charged to operations when incurred and improvements and renewals are capitalized.
     Other property and equipment are stated at cost. Depreciation is calculated using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.
     The estimated useful lives are as follows:
•	Buildings: 25 years;

•	Equipment: 10 years; and

•	Vehicles: 7 years.
Debt Issue Costs
     Included in other assets are costs associated with bank credit facilities. The remaining unamortized debt issue costs at December 31, 2007 totaled $8.5 million and are being amortized over the life of the credit facilities.
Other Dispositions
     Upon disposition or retirement of property and equipment other than natural gas and oil properties, the cost and related accumulated depreciation are removed from the accounts and the gain or loss thereon, if any, is credited or charged to income.
Marketable Securities
     In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”), the Partnership classifies its investment portfolio according to the provisions of SFAS 115 as either held to maturity, trading, or available for sale. At December 31, 2007, the Partnership did not have any investments in its investment portfolio classified as available for sale and held to maturity.
Income Taxes
     We are not a taxable entity for federal income tax purposes. As such, we do not directly pay federal income tax. Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statement of income, is includable in the federal income tax returns of

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
each partner. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each partner’s tax attributes in us.
Fair Value of Financial Instruments
     The Partnership’s financial instruments consist of cash, receivables, deposits, hedging contracts, accounts payable, accrued expenses and notes payable. The carrying amount of cash, receivables, deposits, accounts payable and accrued expenses approximates fair value because of the short-term nature of those instruments. The hedging contracts are recorded in accordance with the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The carrying amounts for notes payable approximate fair value due to the variable nature of the interest rates of the notes payable.
Accounting for Derivative Instruments and Hedging Activities
     The Partnership seeks to reduce its exposure to unfavorable changes in natural gas prices by utilizing energy swaps and collars (collectively, “fixed-price contracts”). The Partnership also enters into interest rate swaps and caps to reduce its exposure to adverse interest rate fluctuations. The Partnership has adopted Statement of Financial Accounting Standards No. 133, as amended by Statement of Financial Accounting Standards No. 138, Accounting for Derivative Instruments and Hedging Activities, which contains accounting and reporting guidelines for derivative instruments and hedging activities. It requires that all derivative instruments be recognized as assets or liabilities in the statement of financial position, measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Designation is established at the inception of a derivative, but re-designation is permitted. For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of SFAS No. 133, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings.
     Pursuant to the provisions of SFAS No. 133, all hedging designations and the methodology for determining hedge ineffectiveness must be documented at the inception of the hedge, and, upon the initial adoption of the standard, hedging relationships must be designated anew. Based on the interpretation of these guidelines by the Predecessor, the changes in fair value of all of its derivatives during the period from June 1, 2003 to December 22, 2003 were required to be reported in results of operations, rather than in other comprehensive income. Also, all changes in fair value of the Partnership’s interest rate swaps and caps are reported in results of operations rather than in other comprehensive income because the critical terms of the interest rate swaps and caps do not comply with certain requirements set forth in SFAS 133.
     Although the Partnership’s fixed-price contracts may not qualify for special hedge accounting treatment from time to time under the specific guidelines of SFAS No. 133, the Partnership has continued to refer to these contracts in this document as hedges inasmuch as this was the intent when such contracts were executed, the characterization is consistent with the actual economic performance of the contracts, and the Partnership expects the contracts to continue to mitigate its commodity price and interest rate risks in the future. The specific accounting for these contracts, however, is consistent with the requirements of SFAS No. 133. Please read Note 7. Derivatives below.
     The Partnership has established the fair value of all derivative instruments using estimates determined by its counterparties and subsequently evaluated internally using established index prices and

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
other sources. These values are based upon, among other things, futures prices, volatility, and time to maturity and credit risk. The values reported in the financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.
Asset Retirement Obligations
     The Partnership has adopted FASB’s Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). SFAS No. 143 requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.
     The Partnership’s asset retirement obligations relate to the plugging and abandonment of natural gas and oil properties.
Business Segment Reporting
     We operate in one reportable segment engaged in the exploitation, development and production of oil and natural gas properties and all of our operations are located in the United States.
Recently Issued Accounting Standards
     The Financial Accounting Standards Board recently issued the following standards which the Partnership reviewed to determine the potential impact on our financial statements upon adoption.
     In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), an amendment of FASB Statement No. 115. SFAS No. 159 addresses how companies should measure many financial instruments and certain other items at fair value. The objective is to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. SFAS No. 159 has been adopted and did not have a material impact on our financial position, results of operations or cash flows.
     In December 2007, the FASB issued SFAS No. 141R (revised 2007), “Business Combinations.” Although this statement amends and replaces SFAS No. 141, it retains the fundamental requirements in SFAS No. 141 that (i) the purchase method of accounting be used for all business combinations; and (ii) an acquirer be identified for each business combination. SFAS No. 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including combinations achieved without the transfer of consideration; however, this Statement does not apply to a combination between entities or businesses under common control. Significant provisions of SFAS No. 141R concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
beginning of the first annual reporting period beginning on or after December 15, 2008 with early adoption not permitted. Management is assessing the impact of the adoption of SFAS No. 141R.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”). The objective of this statement is to improve the relevant, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements related to noncontrolling or minority interests. The effective date for this Statement is for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 with earlier adoption being prohibited. Adoption of this Statement will change the method in which minority interests are reflected on the Partnership’s consolidated financial statements and will add some additional disclosures related to the reporting of minority interests. Management is assessing the impact of the adoption of SFAS No. 160.
     In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). The objective of this statement is to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The effective date for this statement is for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Management is assessing the impact of the adoption of SFAS No. 161.
3.   Initial Public Offering
     On November 15, 2007, the Partnership completed an initial public offering of 9,100,000 common units at $18.00 per unit, or $16.83 per unit after payment of the underwriting discount (excluding a structuring fee). On November 9, 2007, the Partnership’s common units began trading on the NASDAQ Global Market under the symbol “QELP”. Total proceeds from the sale of the common units in the initial public offering were $163.8 million, before underwriting discounts, a structuring fee and offering costs, of approximately $10.6 million, $0.4 million and $1.5 million, respectively. The Partnership used the net proceeds of $151.2 million to repay indebtedness of QRC.
     In connection with the closing of the initial public offering, the Partnership issued 3,201,521 common units, representing limited partnership interests in the Partnership, and 8,857,981 subordinated units, representing additional limited partnership interests in the Partnership, to QRC and 431,827 units representing a 2% general partner interest in the Partnership to Quest Energy GP.
     Additionally, on November 15, 2007:
(a)	The Partnership, Quest Energy GP, QRC and certain of QRC’s subsidiaries entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”). At the closing of the offering, the following transactions, among others, occurred pursuant to the Contribution Agreement:
•	the contribution of Quest Cherokee, LLC (“Quest Cherokee”) and its subsidiary, Quest Oilfield Service, LLC (“QCOS”), to the Partnership;

•	the issuance of 431,827 general partner units and the incentive distribution rights to Quest Energy GP and the continuation of its 2.0% general partner interest in the Partnership;

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
•	the issuance of 3,201,521 common units and 8,857,981 subordinated units to QRC; and

•	QRC and its affiliates on the one hand, and Quest Cherokee and the Partnership on the other, agreed to indemnify the other parties from and against all losses suffered or incurred by reason of or arising out of certain existing legal proceedings.
(b)	The Partnership, Quest Energy GP and QRC entered into an Omnibus Agreement, which governs the Partnership’s relationship with QRC and its affiliates regarding the following matters:
•	reimbursement of certain insurance, operating and general and administrative expenses incurred on behalf of the Partnership;

•	indemnification for certain environmental liabilities, tax liabilities, tax defects and other losses in connection with assets;

•	a license for the use of the Quest name and mark; and

•	the Partnership’s right to purchase from QRC and its affiliates certain assets that QRC and its affiliates acquire within the Cherokee Basin.
(c)	The Partnership, Quest Energy GP and Quest Energy Service, LLC (“QES”) entered into a Management Services Agreement, under which QES will perform acquisition services and general and administrative services, such as accounting, finance, tax, property management, risk management, land, marketing, legal and engineering to the Partnership, as directed by Quest Energy GP, for which the Partnership will reimburse QES on a monthly basis for the reasonable costs of the services provided.

(d)	The Partnership entered into an Assignment and Assumption Agreement (the “Assignment”) with Bluestem Pipeline, LLC (“Bluestem”) and QRC, whereby QRC assigned all of its rights in that certain Midstream Services and Gas Dedication Agreement, dated as of December 22, 2006, but effective as of December 1, 2006, as amended (the “Midstream Services Agreement”), to the Partnership, and the Partnership assumed all of QRC’s liabilities and obligations arising under the Midstream Services Agreement from and after the assignment. As more fully described in the Partnership’s final prospectus (the “Prospectus”) dated November 8, 2007 (File No. 333-144716) and filed on November 9, 2007 with the SEC pursuant to Rule 424(b)(4) under the Securities Act of 1933, under the Midstream Services Agreement, Bluestem will gather and provide certain midstream services, including dehydration, treating and compression, to the Partnership for all gas produced from the Partnership’s wells in the Cherokee Basin that are connected to Bluestem’s gathering system.

(e)	The Partnership signed an Acknowledgement and Consent and therefore became subject to that certain Omnibus Agreement (the “Midstream Omnibus Agreement”), dated December 22, 2006, among QRC, Quest Midstream GP, LLC, Bluestem and Quest Midstream, which is more fully described in the Partnership’s Prospectus. As long as the Partnership is an affiliate of QRC and QRC or any of its affiliates control Quest Midstream, the Partnership will be bound by the Midstream Omnibus

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
Agreement. The Quest Midstream Agreement restricts the Partnership from engaging in the following businesses, subject to certain exceptions:
•	the gathering, treating, processing and transporting of gas in North America;

•	the transporting and fractionating of gas liquids in North America;

•	any other midstream activities, including but not limited to crude oil storage, transportation, gathering and terminaling;

•	constructing, buying or selling any assets related to the foregoing businesses; and

•	any line of business other than those described in the preceding bullet points that generates “qualifying income”, within the meaning of Section 7704(d) of the Internal Revenue Code of 1986, as amended, other than any business that is primarily engaged in the exploration for and production of oil or gas and the sale and marketing of gas and oil derived from such exploration and production activities.
(f)	Quest Energy GP adopted the Quest Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”) for employees, consultants and directors of Quest Energy GP and its affiliates, including the Partnership, who perform services for the Partnership. The Plan provides for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and other unit-based awards. Subject to adjustment for certain events, an aggregate of 2,115,950 common units may be delivered pursuant to awards under the Plan.
4.   Long-Term Debt

     Long-term debt consists of the following:

December 31,
2007
($ in thousands)
Senior credit facilities	$94,000

Notes payable to banks and finance companies, secured by equipment and vehicles, due in installments through October 2013 with interest ranging from 5.5% to 11.5% per annum	708

Total long-term debt	94,708
Less — current maturities	666

Total long-term debt, net of current maturities	$94,042

     The aggregate scheduled maturities of notes payable and long-term debt for the five years ending December 31, 2012 and thereafter were as follows as of December 31, 2007:

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET

2008	$666,000
2009	17,000
2010	7,000
2011	6,000
2012	94,006,000
Thereafter	6,000

$94,708,000

Credit Facility
     On November 15, 2007, the Partnership entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), as a guarantor, with QRC, as the initial co-borrower, Quest Cherokee, as the borrower, Royal Bank of Canada, as administrative agent and collateral agent (“RBC”), KeyBank National Association, as documentation agent and the lenders party thereto. Quest Cherokee and QRC had previously been parties to the following credit agreements with Guggenheim Corporate Funding, LLC (“Guggenheim”): (i) Amended and Restated Senior Credit Agreement, dated February 7, 2006, as amended; (ii) Amended and Restated Second Lien Term Loan Agreement, dated June 9, 2006, as amended; and (iii) Third Lien Term Loan Agreement, dated June 9, 2006, as amended (collectively, the “Prior Credit Agreements”). Guggenheim and the lenders under the Prior Credit Agreements assigned all of their interests and rights (other than certain excepted interests and rights) in the Prior Credit Agreements to RBC and the new lenders under the Credit Agreement pursuant to a Loan Transfer Agreement, dated November 15, 2007, by and among QRC, Quest Cherokee, Quest Oil & Gas, LLC, QES, QCOS, Guggenheim, Wells Fargo Foothill, Inc., the lenders under the Prior Credit Agreements and RBC. The Credit Agreement amended and restated the Prior Credit Agreements in their entirety.
     The credit facility under the Credit Agreement consists of a five-year $250 million revolving credit facility. Availability under the revolving credit facility is tied to a borrowing base that will be redetermined by RBC and the lenders every six months taking into account the value of Quest Cherokee’s proved reserves. In addition, Quest Cherokee and RBC each have the right to initiate a redetermination of the borrowing base between each six-month redetermination. In connection with the closing of the initial public offering and the application of the net proceeds thereof, QRC was released as a borrower under the Credit Agreement. As of December 31, 2007, the borrowing base was $160 million, and the amount borrowed under the Credit Agreement was $94 million.
     Quest Cherokee will pay a quarterly revolving commitment fee equal to 0.30% to 0.50% (depending on the utilization percentage) of the actual daily amount by which the lesser of the aggregate revolving commitment and the borrowing base exceeds the sum of the outstanding balance of borrowings and letters of credit under the revolving credit facility.
     In general, interest accrues on the revolving credit facility at either LIBOR plus a margin ranging from 1.25% to 1.875% (depending on the utilization percentage) or the base rate plus a margin ranging from 0.25% to 0.875% (depending on the utilization percentage). The revolving credit facility may be prepaid, without any premium or penalty, at any time. The base rate is generally the higher of the federal funds rate plus 0.50% or RBC’s prime rate.
     The Partnership and QCOS have guaranteed all of Quest Cherokee’s obligations under the Credit Agreement. The revolving credit facility is secured by a first priority lien on substantially all of the assets of the Partnership, Quest Cherokee and QCOS.
     The Credit Agreement provides that all obligations arising under the loan documents, including obligations under any hedging agreement entered into with lenders or their affiliates, will be secured pari passu by the liens granted under the loan documents.

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
     The Partnership, Quest Cherokee, Quest Energy GP and their subsidiaries are required to make certain representations and warranties that are customary for credit agreements of this type. The Credit Agreement also contains affirmative and negative covenants that are customary for credit agreements of this type. The covenants in the Quest Agreement include, without limitation, delivery of financial statements and other financial information; notice of defaults and certain other matters; payment of obligations; preservation of legal existence and good standing; maintenance of assets and business; maintenance of insurance; compliance with laws and contractual obligations; maintenance of books and records; permit inspection rights; use of proceeds; execution of guaranties by subsidiaries; perfecting security interests in after-acquired property; curing title defects; maintaining material leases; operation of properties; notification of change of purchasers of production; maintenance of fiscal year; limitations on liens; limitations on investments; limitations on hedging agreements; limitations on indebtedness; limitations on lease obligations; limitations on fundamental changes; limitations on dispositions of assets; limitations on restricted payments, distributions and redemptions; limitations on nature of business, capital expenditures and risk management; limitations on transactions with affiliates; limitations on burdensome agreements; and compliance with financial covenants.
     The Credit Agreement’s financial covenants prohibit Quest Cherokee, the Partnership and any of their subsidiaries from:
     • permitting the ratio (calculated based on the most recently delivered compliance certificate) of the Partnership’s consolidated current assets (including the unused amount of the borrowing base, but excluding non-cash assets under FAS 133) to consolidated current liabilities (excluding non-cash obligations under FAS 133, asset and asset retirement obligations and current maturities of indebtedness under the Credit Agreement) at any fiscal quarter-end, commencing with the quarter ended December 31, 2007, to be less than 1.0 to 1.0; provided, however, that current assets and current liabilities will exclude mark-to-market values of swap contracts, to the extent such values are included in current assets and current liabilities;
     • permitting the ratio (calculated on the most recently delivered compliance certificate) of adjusted consolidated EBITDA to consolidated interest charges at any fiscal quarter-end, commencing with the quarter ended December 31, 2007, to be less than 2.5 to 1.0 measured on a rolling four quarter basis; provided that for the periods ending December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, the calculations will be done on a pro forma basis; and
     • permitting the ratio (calculated based on the most recently delivered compliance certificate) of consolidated funded debt to adjusted consolidated EBITDA at any fiscal quarter-end, commencing with the quarter ended December 31, 2007, to be greater than 3.5 to 1.0 measured on a rolling four quarter basis; provided that for the periods ending December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, the calculations will be done on a pro forma basis.
     Adjusted consolidated EBITDA is defined in the Credit Agreement to mean the sum of (i) consolidated EBITDA plus (ii) the distribution equivalent amount (for each fiscal quarter of the Partnership, the amount of cash paid to the members of Quest Energy GP’s management group and non-management directors with respect to restricted common units, bonus units and/or phantom units of the Partnership that are required under GAAP to be treated as compensation expense prior to vesting (and which, upon vesting, are treated as limited partner distributions under GAAP)).
     Consolidated EBITDA is defined in the Credit Agreement to mean for the Partnership and its subsidiaries on a consolidated basis, an amount equal to the sum of (i) consolidated net income, (ii) consolidated interest charges, (iii) the amount of taxes, based on or measured by income, used or included in the determination of such consolidated net income, (iv) the amount of depreciation, depletion

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
and amortization expense deducted in determining such consolidated net income, and (v) other non-cash charges and expenses, including, without limitation, non-cash charges and expenses relating to swap contracts or resulting from accounting convention changes, of the Partnership and its subsidiaries on a consolidated basis, all determined in accordance with GAAP.
     Consolidated interests charges is defined to mean for the Partnership and its subsidiaries on a consolidated basis, the excess of (i) the sum of (a) all interest, premium payments, fees, charges and related expenses of the Partnership and its subsidiaries in connection with indebtedness (net of interest rate swap contract settlements) (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Partnership and its subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP over (ii) all interest income for such period.
     Consolidated funded debt is defined to mean for the Partnership and its subsidiaries on a consolidated basis, the sum of (i) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including obligations under the Credit Agreement, but excluding all reimbursement obligations relating to outstanding but undrawn letters of credit), (ii) attributable indebtedness pertaining to capital leases, (iii) attributable indebtedness pertaining to synthetic lease obligations, and (iv) without duplication, all guaranty obligations with respect to indebtedness of the type specified in subsections (i) through (iii) above.
     Events of default under the Credit Agreement are customary for transactions of this type and include, without limitation, non-payment of principal when due, non-payment of interest, fees and other amounts for a period of three business days after the due date, failure to perform or observe covenants and agreements (subject to a 30-day cure period in certain cases), representations and warranties not being correct in any material respect when made, certain acts of bankruptcy or insolvency, cross defaults to other material indebtedness, borrowing base deficiencies, and change of control. Under the Credit Agreement, a change of control means (i) QRC fails to own or to have voting control over at least 51% of the equity interest of Quest Energy GP, (ii) any person acquires beneficial ownership of 51% or more of the equity interest in the Partnership; (iii) the Partnership fails to own 100% of the equity interests in Quest Cherokee, or (iv) QRC undergoes a change in control (the acquisition by a person, or two or more persons acting in concert, of beneficial ownership of 50% or more of QRC’s outstanding shares of voting stock, except for a merger with and into another entity where the other entity is the survivor if QRC’s stockholders of record immediately preceding the merger hold more than 50% of the outstanding shares of the surviving entity).
Other Long-Term Indebtedness
     $708,000 of notes payable to banks and finance companies were outstanding at December 31, 2007 and are secured by equipment and vehicles, with payments due in monthly installments through October 2013 with interest rates ranging from 5.5% to 11.5% per annum.
5.   Contingencies
     Quest Resource Corporation, Bluestem Pipeline, LLC, STP, Inc., Quest Cherokee, LLC, Quest Energy Service, LLC, Quest Midstream Partners, LP, Quest Midstream GP, LLC, and STP Cherokee, Inc. (now STP Cherokee, LLC) have been named Defendants in a lawsuit filed by Plaintiffs, Eddie R. Hill, et al. in the District Court for Craig County, Oklahoma (Case No. CJ-2003-30). Plaintiffs are royalty owners who are alleging underpayment of royalties owed to them. Plaintiffs also allege, among other things, that Defendants have engaged in self-dealing and breached fiduciary duties owed to Plaintiffs, and

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
that Defendants have acted fraudulently toward the Plaintiffs. Plaintiffs also allege that the gathering fees and related charges should not be deducted in paying royalties. Plaintiffs’ claims relate to a total of 84 wells located in Oklahoma and Kansas. Plaintiffs are seeking unspecified actual and punitive damages. Defendants intend to defend vigorously against Plaintiffs’ claims.
     STP, Inc., STP Cherokee, Inc. (now STP Cherokee, LLC), Bluestem Pipeline, LLC, Quest Cherokee, LLC, and Quest Energy Service, LLC (improperly named Quest Energy Services, LLC) have been named defendants in a lawsuit by Plaintiffs John C. Kirkpatrick and Suzan M. Kirkpatrick in the District Court for Craig County (Case No. CJ-2005-143). Plaintiffs allege that STP, Inc., et al., sold natural gas from wells owned by the Plaintiffs without providing the requisite notice to Plaintiffs. Plaintiffs further allege that Defendants failed to include deductions on the check stubs of Plaintiffs in violation of state law and that Defendants deducted for items other than compression in violation of the lease terms. Plaintiffs assert claims of actual and constructive fraud and further seek an accounting stating that if Plaintiffs have suffered any damages for failure to properly pay royalties, Plaintiffs have a right to recover those damages. Plaintiffs have not quantified their alleged damages. Discovery is ongoing and Defendants intend to defend vigorously against Plaintiffs’ claims.
     Quest Cherokee Oilfield Services, LLC has been named in this lawsuit filed by Plaintiffs Segundo Francisco Trigoso and Dana Jara De Trigoso in the District Court of Oklahoma County, Oklahoma (Case No. CJ-2007-11079). Plaintiffs allege that Plaintiff Segundo Trigoso was injured while working for Defendant on September 29, 2006 and that such injuries were intentionally caused by Defendant. Plaintiffs seek unspecified damages for physical injuries, emotional injuries, loss of consortium and pain and suffering. Plaintiffs also seek punitive damages. Defendant intends to defend vigorously against Plaintiffs’ claims.
     Quest Cherokee and Bluestem were named as defendants in a lawsuit (Case No. 04-C-100-PA) filed by plaintiff Central Natural Resources, Inc. on September 1, 2004 in the District Court of Labette County, Kansas. Central Natural Resources owns the coal underlying numerous tracts of land in Labette County, Kansas. Quest Cherokee has obtained oil and gas leases from the owners of the oil, gas, and minerals other than coal underlying some of that land and has drilled wells that produce coal bed methane gas on that land. Bluestem purchases and gathers the gas produced by Quest Cherokee. Plaintiff alleges that it is entitled to the coal bed methane gas produced and revenues from these leases and that Quest Cherokee is a trespasser. Plaintiff is seeking quiet title and an equitable accounting for the revenues from the coal bed methane gas produced. Plaintiff has alleged that Bluestem converted the gas and seeks an accounting for all gas purchased by Bluestem from the wells in issue. Quest Cherokee contends it has valid leases with the owners of the coal bed methane gas rights. The issue is whether the coal bed methane gas is owned by the owner of the coal rights or by the owners of the gas rights. If Quest Cherokee prevails on that issue, then the plaintiff’s claims against Bluestem fail. All issues relating to ownership of the coal bed methane gas and damages have been bifurcated. Cross motions for summary judgment on the ownership of the coal bed methane were filed by Quest Cherokee and the plaintiff, with summary judgment being awarded in Quest Cherokee’s favor. The plaintiff has appealed the summary judgment and that appeal is pending. Quest Cherokee intends to defend vigorously against these claims.
     Quest Cherokee was named as a defendant in a lawsuit (Case No. CJ-06-07) filed by plaintiff Central Natural Resources, Inc. on January 17, 2006, in the District Court of Craig County, Oklahoma. Bluestem is not a party to this lawsuit. Central Natural Resources owns the coal underlying approximately 2,250 acres of land in Craig County, Oklahoma. Quest Cherokee has obtained oil and gas leases from the owners of the oil, gas, and minerals other than coal underlying those lands, and has drilled and completed 20 wells that produce coal bed methane gas on those lands. Plaintiff alleges that it is entitled to the coal bed methane gas produced and revenues from these leases and that Quest Cherokee is a trespasser. Plaintiff seeks to quiet its alleged title to the coal bed methane and an accounting of the

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
revenues from the coal bed methane gas produced by Quest Cherokee. Quest Cherokee contends it has valid leases from the owners of the coal bed methane gas rights. The issue is whether the coal bed methane gas is owned by the owner of the coal rights or by the owners of the gas rights. Quest Cherokee has answered the petition and discovery is ongoing. Quest Cherokee intends to defend vigorously against these claims.
     Quest Cherokee was named as a defendant in a lawsuit (Case No. 05 CV 41) filed by Labette Energy, LLC in the District Court of Labette County, Kansas. Plaintiff claims to own a 3.2 mile gas gathering pipeline in Labette County, Kansas, and that Quest Cherokee used that pipeline without plaintiff’s consent. Plaintiff also contends that the defendants slandered its alleged title to that pipeline and suffered damages from the cancellation of their proposed sale of that pipeline. Plaintiff claims that they were damaged in the amount of $202,375. Discovery in that case is ongoing and Quest Cherokee intends to defend vigorously against the plaintiff’s claims.
     Quest Cherokee is a counterclaim defendant in a lawsuit (Case No. 2006 CV 74) filed by Quest Cherokee in District Court of Labette County, Kansas. Quest Cherokee filed that lawsuit seeking a declaratory judgment that several oil and gas leases owned by Quest Cherokee are valid and in effect. In the counterclaim, defendants allege that those leases have expired by their terms and have been forfeited by Quest Cherokee. Defendants seek a declaration that those leases are null and void, statutory damages of $100, and their attorney’s fees. Discovery in that case is ongoing. Quest Cherokee intends to vigorously defend against those counterclaims.
     Quest Cherokee was named as a defendant in a class action lawsuit (Case No. 07-1225-MLB) filed by several royalty owners in the U. S. District Court for the District of Kansas. The case was filed by the named plaintiffs on behalf of a putative class consisting of all Quest Cherokee’s royalty and overriding royalty owners in the Kansas portion of the Cherokee Basin. Plaintiffs contend that Quest Cherokee failed to properly make royalty payments to them and the putative class by, among other things, paying royalties based on reduced volumes instead of volumes measured at the wellheads, by allocating expenses in excess of the actual costs of the services represented, by allocating production costs to the royalty owners, by improperly allocating marketing costs to the royalty owners, and by making the royalty payments after the statutorily proscribed time for doing so without providing the required interest. Quest Cherokee has answered the complaint and denied plaintiffs’ claims. Discovery in that case is ongoing. Quest Cherokee intends to defend vigorously against these claims.
     Quest Cherokee has been named as a defendant in several lawsuits in which the plaintiff claims that an oil and gas lease owned and operated by Quest Cherokee has either expired by their terms or, for various reasons, have been forfeited by Quest Cherokee. Those lawsuits are pending in the District Courts of Labette, Montgomery, and Wilson Counties, Kansas. Quest Cherokee has drilled wells on some of the oil and gas leases in issue and some of those oil and gas leases do not have a well located thereon but have been unitized with other oil and gas leases upon which a well has been drilled. As of February 28, 2008, the total amount of acreage covered by the leases at issue in these lawsuits was approximately 7,090 acres. Discovery in those cases is ongoing. Quest Cherokee intends to vigorously defend against those claims.
     Quest Cherokee was named in an Order to Show Cause issued by the Kansas Corporation Commission (the “KCC”) (KCC Docket No. 07-CONS-155-CSHO) filed on February 23, 2007. The KCC has ordered Quest Cherokee to demonstrate why it should not be held responsible for plugging 22 abandoned oil wells on a gas lease owned and operated by Quest Cherokee in Wilson County, Kansas. Quest Cherokee denies that it is legally responsible for plugging the wells in issue and intends to vigorously defend against the KCC’s claims.

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
     The Partnership, from time to time, may be subject to legal proceedings and claims that arise in the ordinary course of its business. Although no assurance can be given, management believes, based on its experiences to date, that the ultimate resolution of such items will not have a material adverse impact on the Partnership’s business, financial position or results of operations. Like other natural gas and oil producers and marketers, the Partnership’s operations are subject to extensive and rapidly changing federal and state environmental regulations governing air emissions, wastewater discharges, and solid and hazardous waste management activities. Therefore it is extremely difficult to reasonably quantify future environmental related expenditures.
6. Financial Instruments
     The following information is provided regarding the estimated fair value of the financial instruments, including derivative assets and liabilities as defined by SFAS 133 that the Partnership and the Predecessor held as of December 31, 2007 and the methods and assumptions used to estimate their fair value:

	December 31, 2007
	Carrying	Fair
	Amount	Value
	(dollars in thousands)
Derivative assets:
Interest rate swaps and caps	$—	$—
Basis swaps	$281	$281
Fixed-price natural gas swaps	$2,742	$2,742
Fixed-price natural gas collars	$5,274	$5,276
Derivative liabilities:
Basis swaps	$(856)	$(856)
Fixed-price natural gas swaps	$(5,586)	$(5,586)
Fixed-price natural gas collars	$(7,385)	$(7,386)
Credit facilities	$(94,000)	$(94,000)
Other financing agreements	$(708)	$(708)
     The carrying amount of cash, receivables, deposits, accounts payable and accrued expenses approximates fair value due to the short maturity of those instruments. The carrying amounts for notes payable approximate fair value due to the variable nature of the interest rates of the notes payable.
     The fair value of all derivative instruments as of December 31, 2007 was based upon estimates determined by the Partnership’s counterparties and subsequently evaluated internally using established index prices and other sources. These values are based upon, among other things, futures prices, volatility, and time to maturity and credit risk. The values reported in the financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors. See Note 7. Derivatives.
     Derivative assets and liabilities reflected as current in the December 31, 2007 balance sheet represent the estimated fair value of fixed-price contract and interest rate cap settlements scheduled to occur over the subsequent twelve-month period based on market prices for natural gas and fluctuations in interest rates as of the balance sheet date. The offsetting increase in value of the hedged future production has not been accrued in the accompanying balance sheet, creating the appearance of a working capital deficit from these contracts. The contract settlement amounts are not due and payable until the monthly period that the related underlying hedged transaction occurs. In some cases the recorded liability for

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
certain contracts significantly exceeds the total settlement amounts that would be paid to a counterparty based on prices and interest rates in effect at the balance sheet date due to option time value. Since the Partnership expects to hold these contracts to maturity, this time value component has no direct relationship to actual future contract settlements and consequently does not represent a liability that will be settled in cash or realized in any way.
7. Derivatives
Natural Gas Hedging Activities
     The Partnership seeks to reduce its exposure to unfavorable changes in natural gas prices, which are subject to significant and often volatile fluctuation, through the use of fixed-price contracts. The fixed-price contracts are comprised of energy swaps and collars. These contracts allow the Partnership to predict with greater certainty the effective natural gas prices to be received for hedged production and benefit operating cash flows and earnings when market prices are less than the fixed prices provided in the contracts. However, the Partnership will not benefit from market prices that are higher than the fixed prices in the contracts for hedged production. Collar structures provide for participation in price increases and decreases to the extent of the ceiling and floor prices provided in those contracts. For the year ended December 31, 2007, fixed-price contracts hedged approximately 63.2% of the Partnership’s natural gas production. As of December 31, 2007, fixed-price contracts were in place to hedge 32.5 Bcf of estimated future natural gas production. Of this total volume, 9.4 Bcf are hedged for 2008, 12.6Bcf are hedged for 2009 and 10.5 Bcf thereafter.
     For energy swap contracts, the Partnership receives a fixed price for the respective commodity and pays a floating market price, as defined in each contract (generally a regional spot market index or in some cases, NYMEX future prices), to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. Natural gas collars contain a fixed floor price (put) and ceiling price (call) (generally a regional spot market index or in some cases, NYMEX future prices). If the market price of natural gas exceeds the call strike price or falls below the put strike price, then the Partnership receives the fixed price and pays the market price. If the market price of natural gas is between the call and the put strike price, then no payments are due from either party.
     The following table summarizes the estimated volumes, fixed prices, fixed-price sales and fair value attributable to the fixed-price contracts as of December 31, 2007.

	Year	Year Ending	Year Ending
	December 31,	December 31,	December 31,
	2008	2009	2010	Total
	(In thousands, except MMBtu data)
Natural Gas Swaps:
Contract volumes (MMBtu)	2,332,000	12,629,000	10,499,000	25,460,000
Weighted-average fixed price per MMBtu(1)	$7.35	$7.70	$7.31	$7.51
Fixed-price sales	$17,141	$97,202	$76,779	$191,122
Fair value, net	$600	$199	$(4,217)	$(3,418)
Natural Gas Collars:
Contract volumes (MMBtu):
Floor	7,028,000	—	—	7,028,000
Ceiling	7,028,000	—	—	7,028,000

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET

	Year	Year Ending	Year Ending
	December 31	December 31	December 31
	2008	2009	2010	Total
	(In thousands, except MMBtu data)
Weighted-average fixed price per MMBtu(1):
Floor	$6.54	—	—	$6.54
Ceiling	$7.54	—	—	$7.54
Fixed-price sales(2)	$45,973	—	—	$45,973
Fair value, net	$(2,112)	—	—	$(2,112)
Total Natural Gas Contracts:(3)
Contract volumes (MMBtu)	9,360,000	12,629,000	10,499,000	32,488,000
Weighted-average fixed price per MMBtu(1)	$6.74	$7.70	$7.31	$7.30
Fixed-price sales(2)	$63,114	$97,202	$76,779	$237,095
Fair value, net	$(1,512)	$199	$(4,217)	$(5,530)

(1)	The prices to be realized for hedged production are expected to vary from the prices shown due to basis.

(2)	Assumes floor prices for gas collar volumes.

(3)	Does not include basis swaps with notional volumes by year, as follows: 2008: 6,276,000 MMBtu.
     The estimates of fair value of the fixed-price contracts are computed based on the difference between the prices provided by the fixed-price contracts and forward market prices as of the specified date, as adjusted for basis. Forward market prices for natural gas are dependent upon supply and demand factors in such forward market and are subject to significant volatility. The fair value estimates shown above are subject to change as forward market prices and basis change. See Note 6. Financial Instruments.
     All fixed-price contracts have been approved by the board of directors of the Partnership’s predecessor or Quest Energy GP, as appropriate. The differential between the fixed price and the floating price for each contract settlement period multiplied by the associated contract volume is the contract profit or loss. For fixed-price contracts qualifying as cash flow hedges pursuant to SFAS 133, the realized contract profit or loss is included in oil and gas sales in the period for which the underlying production was hedged. For the year ended December 31, 2007, oil and gas sales included $6.9 million of net losses associated with realized losses under fixed-price contracts.
     For fixed-price contracts qualifying as cash flow hedges, changes in fair value for volumes not yet settled are shown as adjustments to other comprehensive income. For those contracts not qualifying as cash flow hedges, changes in fair value for volumes not yet settled are recognized in change in derivative fair value in the statement of operations. The fair value of all fixed-price contracts are recorded as assets or liabilities in the balance sheet.
     Based upon market prices at December 31, 2007, the estimated amount of unrealized gains for fixed-price contracts shown as adjustments to other comprehensive income that are expected to be reclassified into earnings as actual contract cash settlements are realized within the next 12 months is $1.7 million.
Credit Risk
     Energy swaps and collars and interest rate swaps and caps provide for a net settlement due to or from the respective party as discussed previously. The counterparties to the derivative contracts are a financial institution and a major energy corporation. Should a counterparty default on a contract, there can be no assurance that we would be able to enter into a new contract with a third party on terms

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
comparable to the original contract. The Partnership has not experienced non-performance by its counterparties.
     Cancellation or termination of a fixed-price contract would subject a greater portion of the Partnership’s natural gas production to market prices, which, in a low price environment, could have an adverse effect on its future operating results. Cancellation or termination of an interest rate swap or cap would subject a greater portion of the Partnership’s long-term debt to market interest rates, which, in an inflationary environment, could have an adverse effect on its future net income. In addition, the associated carrying value of the derivative contract would be removed from the balance sheet.
Market Risk
     The differential between the floating price paid under each energy swap or collar contract and the price received at the wellhead for our production is termed “basis” and is the result of differences in location, quality, contract terms, timing and other variables. For instance, some of our fixed price contracts are tied to commodity prices on the New York Mercantile Exchange (“NYMEX”), that is, we receive the fixed price amount stated in the contract and pay to our counterparty the current market price for gas as listed on the NYMEX. However, due to the geographic location of our natural gas assets and the cost of transporting the natural gas to another market, the amount that we receive when we actually sell our natural gas is based on the Southern Star Central TX/KS/OK (“Southern Star”) first of month index, with a small portion being sold based on the daily price on the Southern Star index. The difference between natural gas prices on the NYMEX and the price actually received by the Partnership is referred to as a basis differential. Typically, the price for natural gas on the Southern Star first of the month index is less than the price on the NYMEX due to the more limited demand for natural gas on the Southern Star first of the month index. Recently, the basis differential has been increasingly volatile and has on occasion resulted in us receiving a net price for our natural gas that is significantly below the price stated in the fixed price contract.
     The effective price realizations that result from the fixed-price contracts are affected by movements in this basis differential. Basis movements can result from a number of variables, including regional supply and demand factors, changes in the portfolio of the Partnership’s fixed-price contracts and the composition of its producing property base. Basis movements are generally considerably less than the price movements affecting the underlying commodity, but their effect can be significant. Recently, the basis differential has been increasingly volatile and has on occasion resulted in the Partnership receiving a net price for its natural gas that is significantly below the price stated in the fixed price contract.
     Changes in future gains and losses to be realized in natural gas and oil sales upon cash settlements of fixed-price contracts as a result of changes in market prices for natural gas are expected to be offset by changes in the price received for hedged natural gas production.
8. Asset Retirement Obligation
     If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, we record an asset retirement obligations, or ARO, and capitalize the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit-of-production basis. The changes in the aggregate asset retirement obligations are as follows:

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET

	Successor	Predecessor
	November 15,	January 1,
	2007	2007
	Through	through
	December	November 14,
	31, 2007	2007
	(dollars in thousands)
Asset retirement obligation beginning balance	$1,658	$1,410
Liabilities incurred	26	152
Liabilities settled	(1)	(6)
Accretion expense	17	102
Revisions in estimated cash flows	—	—

Asset retirement obligation ending balance	$1,700	$1,658

9. Member Equity
General Partner Interest
     Quest Energy GP owns a 2% interest and all of the Incentive Distribution Rights in the Partnership. This interest entitles it to receive distributions of available cash from operating surplus as discussed further below under Cash Distributions. The Partnership’s partnership agreement sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and general partner will receive.
     The general partner units have the management rights as set forth in the Partnership’s partnership agreement.
Allocations of Net Income
     Net income is allocated between Quest Energy GP and the common and subordinated unitholders in accordance with the provisions of the Partnership’s partnership agreement. Net income is generally allocated first to Quest Energy GP and the common and subordinated unitholders in an amount equal to the net losses allocated to Quest Energy GP and the common and subordinated unitholders in the current and prior tax years under the partnership agreement. The remaining net income is allocated to Quest Energy GP and the common and subordinated unitholders in accordance with their respective percentage interests of the general partner units, common units and subordinated units.
Cash Distributions
     The Partnership intends to continue to make regular cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. The Partnership’s credit facility prohibits it from making cash distributions if any potential default or event of default, as defined in the credit facility, occurs or would result from the cash distribution.
     Within 45 days after the end of each quarter, the Partnership will distribute all of its available cash (as defined in the partnership agreement) to Quest Energy GP and unitholders of record on the applicable record date. The amount of available cash generally is all cash on hand at the end of the quarter; less the amount of cash reserves established by Quest Energy GP to provide for the proper

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
conduct of our business, to comply with applicable law, any of our debt instruments, or other agreements or to provide funds for distributions to unitholders and to Quest Energy GP for any one or more of the next four quarters; plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under the credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.
     The Partnership’s partnership agreement requires that the Partnership make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:
•	second, 98% to the holders of subordinated units and 2% to Quest Energy GP, until each subordinated unit has received a minimum quarterly distribution of $0.40;

•	third, 98% to all unitholders, pro rata, and 2% to Quest Energy GP, until each unit has received a distribution of $0.46;

•	fourth, 85% to all unitholders, pro rata, and 15% to Quest Energy GP, until each unit has received a distribution of $0.50; and

•	thereafter, 75% to all unitholders, pro rata, and 25% to Quest Energy GP.
     Quest Energy GP is entitled to incentive distributions if the amount the Partnership distributes with respect to one quarter exceeds specified target levels shown below:

		Marginal Percentage
		Interest in Distributions
	Total Quarterly
	Distributions Target	Limited	General
	Amount	Partner	Partner

Minimum quarterly distribution	$0.40	98%	2%
First target distribution	Up to $0.46	98%	2%
Second target distribution	Above $0.46, up to $0.50	85%	15%
Thereafter	Above $0.50	75%	25%
     On January 21, 2008, the board of directors of Quest Energy GP declared a cash distribution of $0.2043 for the fourth quarter of 2007. The distribution was based on an initial quarterly distribution of $0.40 per unit, prorated for the period from and including November 15, 2007 through December 31, 2007. The distribution was paid on February 14, 2008 to unitholders of record as of the close of business on February 7, 2008. The aggregate amount of the distribution was $4.4 million.
10. Related Party Transactions
     The Partnership entered into a management services agreement with Quest Energy Service, LLC (a wholly-owned subsidiary of QRC), which carries out the directions of the Company. Pursuant to this agreement, Quest Energy Service provides the Partnership with legal, accounting, finance, tax, property management, engineering, risk management and acquisition services in respect of potential opportunities for the Partnership to acquire long-lived, stable and proved gas and oil reserves. Quest Energy Service is reimbursed for its reasonable costs in providing services to the Partnership and is entitled to be reimbursed for all direct and indirect expenses incurred on the Partnership’s behalf. For a description of

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
the services that Quest Energy Service provides to the Partnership and the Partnership’s obligation to reimburse Quest Energy Service for the costs it incurs in providing those services, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management Services Agreement” under Item 13 of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007.
     Prior to the formation of Quest Midstream in December 2006, a wholly-owned subsidiary of QRC provided the Partnership’s predecessor with gas gathering, treating, dehydration and compression services pursuant to a gas transportation agreement that was entered into in December 2003. Since these services were being provided by one wholly owned subsidiary of QRC to another wholly-owned subsidiary, no amendments were made to this prior contract to reflect increases in the costs of providing these services. As part of the formation of Quest Midstream, QRC and Quest Midstream entered into the midstream services agreement, which provided for negotiated fees for these services that were significantly higher than those that had been previously paid.
     Under the midstream services agreement, Quest Midstream initially paid $0.50 per MMBtu of gas for gathering, dehydration and treating services and $1.10 per MMBtu of gas for compression services. These fees are subject to annual adjustment based on changes in gas prices and the producer price index. Such fees will never be reduced below these initial rates and are subject to renegotiation upon the exercise of each five-year extension period. Under the terms of some of the Partnership’s gas leases, it may not be able to charge the full amount of these fees to royalty owners, which would increase the average fees per MMBtu that the Partnership effectively pays under the midstream services agreement. For 2008, the fees will be $0.51 per MMBtu of gas for gathering, dehydration and treating services and $1.13 per MMBtu of gas for compression services.
     In addition, Quest Midstream agreed to install the saltwater disposal lines for the Partnership’s gas wells connected to Quest Midstream’s gathering system for a fee of $1.25 per linear foot and connect such lines to the Partnership’s saltwater disposal wells for a fee of $1,000 per well, subject to an annual adjustment based on changes in the Employment Cost Index for Natural Resources, Construction, and Maintenance. For 2008, the fees will be $1.29 per linear foot to install saltwater disposal lines and $1,030 per well to connect such lines to the Partnership’s saltwater disposal wells.
11.  Employee Benefit Plan With Related Party
     QRC has adopted a 401(k) profit sharing plan with an effective date of June 1, 2001. The plan covers all eligible employees.
12. Subsequent Events
     The Partnership purchased certain oil producing properties in Seminole County, Oklahoma from a private company for $9.5 million in a transaction that closed in early February 2008. The Partnership reduced its land budget for 2008 in a similar amount to retain its total capital budget unchanged. The properties have estimated proved reserves of 712,000 barrels, all of which are proved developed producing. In addition, the Partnership entered into crude oil swaps for approximately 80% of the estimated production from the property’s proved developed producing reserves at WTI-NYMEX prices per barrel of oil of approximately $96.00 in 2008, $90.00 in 2009, and $87.50 for 2010. The acquisition was financed with borrowings under the Partnership’s credit facility.
     On April 17, 2008, the Company and Quest Cherokee entered into an amendment to the Amended and Restated Credit Agreement with the Royal Bank of Canada, as administrative agent and collateral agent, Keybank National Association, as documentation agent, and the lenders party thereto (the

QUEST ENERGY GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
“Amendment”). The Amendment changed the maturity date from November 15, 2012 to November 15, 2010, and increased the applicable rate at which interest will accrue by 1% to either LIBOR plus a margin ranging from 2.25% to 2.875% (depending on the utilization percentage) or the base rate plus a margin ranging from 1.25% to 1.875% (depending on the utilization percentage). The Amendment also eliminated the “accordion” feature in the credit agreement, which gave Quest Cherokee the option to request an increase in the aggregate revolving commitment from $250 million to $350 million. There was no commitment on the part of the lenders to agree to such a request.
     On April 25, 2008, the board of directors of the General Partner declared a $0.41 per unit distribution for the first quarter of 2008 on all common and subordinated units. The distribution was paid on May 15, 2008 to unitholders of record at the close of business on May 5, 2008. The aggregate amount of the distribution was $8.85 million.
     On July 11, 2008, the Partnership purchased over 400 natural gas and oil wellbores with estimated proved developed reserves of 32.9 billion cubic feet of natural gas equivalent (Bcfe) and current net production of approximately 3.3 million cubic feet of natural gas equivalent production per day (Mmcfed) in the Appalachian Basin from QRC in exchange for cash consideration of approximately $72 million, subject to post-closing adjustments. QRC acquired the wellbores as part of its purchase of privately held PetroEdge Resources (WV), LLC and simultaneously sold the wellbores and proved developed reserves to the Partnership.
     The Partnership funded the purchase of the wellbores from QRC with borrowings under its existing revolving credit facility and a $45 million, six-month, bridge facility. In connection with the acquisition, QELP’s lenders increased the borrowing base of its revolving credit facility to $190 million from $160 million.
     On July 16, 2008, Quest Cherokee received a favorable decision regarding the Order to Show Cause issued by the Kansas Corporation Commission (the “KCC”) (KCC Docket No. 07-CONS-155-CSHO) filed on February 23, 2007. The KCC agreed that Quest Cherokee was not legally responsible for plugging 22 abandoned oil wells on a gas lease owned and operated by Quest Cherokee in Wilson County, Kansas.